American Safety Insurance Holdings, Ltd.

Reports a 31% Increase in Third Quarter Earnings;

Book Value per Outstanding Share Increases to $20.52

HAMILTON, Bermuda, October 29, 2007 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported a 31% increase in net earnings for the three months ended September 30, 2007 to $7.0 million, or $0.64 per diluted share, compared to $5.4 million, or $0.50 per diluted share, for the same period of 2006.

Effective July 1, 2007 the Company entered into an excess of loss reinsurance treaty on our casualty lines of business increasing third quarter net earnings by approximately $170,000. The treaty also impacted net premiums written, net premiums earned, losses and loss adjustment expenses incurred and cash flow from operations as described in Third Quarter Results below.

Financial highlights (as compared to the 2006 period) for the quarter included:

•	Gross premiums written decreased 18% to $50.3 million.
•	Net premiums written decreased 24% to $32.1 million.
•	Retention ratio was 63.8% compared to 68.6%.
•	Net premiums earned decreased 5% to $36.6 million.
•	Investment income increased 30% to $7.8 million.
•	Cash flow from operations was $9.4 million compared to $13.2 million.
•	Combined ratio decreased to 95.3% compared to 96.7%.
•	Loss ratio was 57.5% compared to 61.0%.
•	Expense ratio increased to 37.8% compared to 35.7%.
•	Annualized return on average equity increased to 13.1% from 11.7%.
•	Book value per share increased to $20.52 per outstanding share and $19.80 per diluted share compared to $18.59 and $17.88, respectively, as of December 31, 2006.

Third Quarter Results

The impact of the new casualty excess of loss reinsurance treaty for the quarter is as follows:

•	Net premiums written decreased $4.3 million reducing our retention ratio by 8.6 percentage points.
•	Net premiums earned decreased $3.0 million increasing our reported expense ratio by 3.4 percentage points.
•	Losses and loss adjustment expense incurred decreased by $3.4 million reducing our loss ratio by 4.2 percentage points.
•	Cash flow from operations decreased a net of $5 million due to funding the treaty.

The increase in net earnings for the quarter was primarily due to a 30% increase in net investment income as well as improved underwriting results including the impact of the reinsurance treaty. The pre-tax investment yield increased 90 basis points to 5.4% as compared to 4.5% in the 2006 quarter. The combined ratio for the quarter was 95.3%, composed of a 57.5% loss ratio and a 37.8% expense ratio, a decrease from the 2006 combined ratio of 96.7%, composed of a loss ratio of 61.0% and an expense ratio of 35.7%.

Year to Date Results

Net earnings for the nine months ended September 30, 2007 were $21.4 million, or $1.95 per diluted share, compared to $14.1 million, or $1.67 per diluted share, for the same period of 2006. The increase in net earnings was due mainly to a 10.3% increase in total revenues driven by a 5.4% increase in net premiums earned and a 47.3% increase in net investment income. The increase in net premiums earned was primarily due to increased retention levels on the Company’s core product lines for the first six months of the year and increased writings of assumed reinsurance. Average invested assets increased 28.8% from September 30, 2006 due to the proceeds from the 2006 equity offering and positive cash flow from operations. The pre-tax investment yield increased 70 basis points to 5.3% as compared to 4.6% for the same period of 2006. The combined ratio for the nine months ended September 30, 2007 was 95.1%, composed of a 60% loss ratio and a 35.1% expense ratio. The 2006 combined ratio was 95.8% made up of a loss ratio of 61.5% and an expense ratio of 34.3%. Cash flow from operations totaled $55.1 million, an increase of $9.7 million over 2006 due to lower claims payments. The annualized return on average equity increased to 13.8% from 12.6% in 2006 and book value per outstanding share was $20.52 and $19.80 per diluted share compared to $18.59 and $17.88, respectively, as of December 31, 2006.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said: “We believe that exercising underwriting discipline in a softening market is in the long term best interest of our shareholders. Our western construction business continued to experience aggressive pricing competition, resulting in the loss of $12.5 million of premium during the quarter as a result of our disciplined approach to underwriting. The loss of this premium was the primary contributor to the overall decline in gross premiums written. The product diversification strategy that we began in 2006 mitigated, in part, the negative impact of the overall decline, producing $13 million of premium for the third quarter and $45 million of premium for nine months through the addition of assumed reinsurance, excess liability, non-construction, property and construction outside of western states. These new products represent more than 25% of the Company’s gross premiums written year to date in 2007. Based on our current assessment of the impact of market conditions on our product lines, we are revising our forecast for the year to an 8%-12% decrease in gross premiums written and a 1%-5% decrease in net premiums written as compared to 2006. We expect the 2007 return on equity to be in the range of 13%. I believe the growth in our new products will continue to ease or offset the impact of any further deterioration in our western construction business next year, and I expect we will achieve growth in gross premiums written in 2008 while we continue our underwriting discipline.”

Conference Call

A conference call to discuss third quarter 2007 results is scheduled for Tuesday, October 30, 2007 at 9:00 a.m. (Eastern Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

American Safety Insurance Holdings, Ltd., (NYSE:ASI), offers customized insurance and reinsurance products and solutions to small and medium sized businesses in industries that it believes are underserved by the standard insurance market. ASI provides reinsurance and alternative risk transfer products outside of the U.S. through its Class III Bermuda reinsurance subsidiary, American Safety Reinsurance, Ltd., and through its captive, segregated cell subsidiary, American Safety Assurance, Ltd. ASI offers excess and surplus lines and alternative risk transfer products in the U.S. through its U.S. program administrator, American Safety Insurance Services, Inc., its insurance company subsidiaries, American Safety Casualty

Insurance Company and American Safety Indemnity Company, and its non-subsidiary affiliate, American Safety Risk Retention Group, Inc. ASI, as a group, is rated “A” Excellent VIII by A.M. Best.

This press release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For additional factors which could influence the Company's operating and financial performance, see the Company's Form 10-Q for the quarter ended June 30, 2007 as filed with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.
William Tepe
(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands except per share data and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
INCOME STATEMENT DATA: Revenues:
Direct and assumed premiums
earned	$54,584	$55,724	$168,151	$164,798
Ceded premiums earned	(18,012)	(17,152)	(53,811)	(56,272)
Net premiums earned	36,572	38,572	114,340	108,526

Net investment income	7,791	6,002	22,497	15,271
Net realized gains	(81)	(9)	(89)	351
Fee income	411	450	1,675	1,317
Other income	18	6	50	37
Total revenues	$44,711	$45,021	$138,473	$125,502

Expenses:
Losses and loss adjustment
expenses	21,013	23,526	68,586	66,694
Acquisition expenses	7,185	7,038	21,031	20,461
Payroll and related expenses	4,320	4,361	12,996	11,895
Real estate expenses	25	55	319	224
Interest Expense	846	839	2,484	2,580
Other expenses	3,441	3,423	9,579	9,038
Minority interest	26	48	151	(464)
Total expenses	$36,856	$39,290	$115,146	$110,428

Earnings before income taxes	7,855	5,731	23,327	15,075
Income taxes	809	343	1,917	959
Net earnings	$7,046	$5,388	$21,410	$14,116

Net earnings per share:
Basic	$0.66	$0.52	$2.02	$1.74
Diluted	$0.64	$0.50	$1.95	$1.67
Average number of shares outstanding:
Basic	10,709,996	10,438,692	10,624,416	8,116,056
Diluted	11,044,340	10,782,087	10,938,607	8,477,697

BALANCE SHEET DATA:			Sept.30, 2007	Dec.31, 2006

Total investments			$591,336	$551,158
Total assets			898,943	847,130
Unpaid losses and loss adjustment
expenses			476,863	439,673
Total liabilities			679,057	650,980
Total shareholders' equity			219,886	196,150

Book value per share			$20.52	$18.59

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$11,391	$12,404	$36,374	$39,289
Construction	14,481	26,204	47,403	72,952
Excess	1,756	881	4,952	2,350
Non Construction	899	733	3,757	1,280
Property	1,050	-0-	1,283	-0-
Surety	1,645	1,132	4,431	3,087
Total Excess and Surplus Lines Segment	$31,222	$41,354	$98,200	$118,958

Alternative Risk Transfer Segment
Specialty Programs	14,920	19,957	49,705	56,880

Assumed Reinsurance	4,188	-0-	15,699	-0-

Total Gross Premiums Written	$50,330	$61,311	$163,604	$175,838

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	6,195	9,869	26,305	29,676
Construction	9,382	25,325	41,896	68,543
Excess	192	123	608	505
Non Construction	730	50	2,159	597
Property	862	-0-	1,018	-0-
Surety	1,633	1,048	4,370	2,131
Total Excess and Surplus Lines Segment	$18,994	$36,415	$76,356	$101,452

Alternative Risk Transfer Segment
Specialty Programs	8,938	5,617	23,372	15,606

Assumed Reinsurance	4,188	-0-	15,699	-0-

Total Net Premiums Written	$32,120	$42,032	$115,427	$117,058

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	9,558	9,947	29,108	27,306
Construction	14,339	23,151	53,600	65,023
Excess	187	139	598	378
Non Construction	626	155	1,569	179
Property	223	-0-	229	-0-
Surety	1,697	720	3,768	1,503
Total Excess and Surplus Lines Segment	26,630	34,112	88,872	94,389

Alternative Risk Transfer Segment
Specialty Programs	7,568	4,460	19,930	14,137

Assumed Reinsurance	2,373	-0-	5,538	-0-

Total Net Premiums Earned	$36,571	$38,572	$114,340	$108,526